Exhibit 99.2

50 WEST 23RD STREET, NEW YORK, NY 10010

TELEPHONE: 212-590-6200 FAX: 212-590-6580

CONTACT:	David Dick
Chief Financial Officer
212-590-6200

ICR
Jean Fontana
646-277-1214

dELiA*s, INC. ANNOUNCES

PRELIMINARY FOURTH QUARTER FISCAL 2013 FINANCIAL RESULTS

New York, NY – February 18, 2014 – dELiA*s, Inc. (NASDAQ: DLIA), a multi-channel retail company primarily marketing to teenage girls, today announced preliminary results for its fourth quarter of fiscal 2013.

dELiA*s, Inc. results for all periods presented reflect its former Alloy business as a discontinued operation. All financial results in this press release are for continuing operations only unless otherwise stated.

Please note that the fourth quarter of fiscal 2013 contained 13 weeks, while the fourth quarter of fiscal 2012 contained 14 weeks. While the audit of the Company’s 2013 results will not be completed until earnings are fully announced, for the fourth quarter fiscal 2013:

•	Total revenue decreased 34.2% to $35.4 million as compared to $53.7 million in the fourth quarter of fiscal 2012. Revenue from the retail segment decreased 33.0% to $22.0 million, including a comparable store sales decrease of 26.9%. Revenue from the direct segment decreased 36.0% to $13.4 million.

•	Consolidated gross margin is expected to be between 7.0% and 8.0% compared to 29.6% in the prior year quarter.

•	Loss from continuing operations is expected to be between $17.0 million and $18.0 million. This does not include any potential non-cash impairment charges.

•	Total net inventories were $19.6 million at year end compared to $24.8 million at the end of the prior year.

50 WEST 23RD STREET, NEW YORK, NY 10010

TELEPHONE: 212-590-6200 FAX: 212-590-6580

•	Additionally, the Company ended the 2013 fiscal year with $3.2 million of cash and cash equivalents and $14.5 million in borrowings under its revolving credit facility.

Tracy Gardner, Chief Executive Officer, commented, “We remain in the early stages of our turnaround and we believe the headwinds that continue to pressure the retail industry hampered our progress in the fourth quarter. That said, we continued to make progress in executing on key initiatives that we believe will drive improved performance in our business longer term. We significantly reduced inventory levels in underperforming legacy merchandise during one of the most challenging retail environments we have seen in several years. We also saw highly encouraging green shoots in the new Spring merchandise that delivered toward the end of the quarter. While small wins thus far, we strongly believe that the steps we are taking to rejuvenate the business are putting dELiA*s on the path to recovery. Our strengthened capital structure with the recent offering should provide the support necessary to execute on our long term plans.”

The Company intends to release fourth quarter and full year fiscal 2013 financial results on March 20, 2014 and will host a conference call at 4:30 P.M. Eastern Time that same day. The conference call will be webcast live at www.deliasinc.com. A replay of the call will be available through April 20, 2014 at 11:59 P.M. Eastern Time and can be accessed by dialing (877) 870-5176 and providing the pass code number 7376702.

During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends. The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.

About dELiA*s, Inc.

dELiA*s, Inc. is a multi-channel retail company primarily marketing to teenage girls. It generates revenue by selling apparel, accessories and footwear to consumers through its website, direct mail catalogs and mall-based retail stores.

50 WEST 23RD STREET, NEW YORK, NY 10010

TELEPHONE: 212-590-6200 FAX: 212-590-6580

Forward-Looking Statements

This announcement may contain forward-looking statements made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding our expectations and beliefs regarding our future results or performance. Because these statements apply to future events, they are subject to risks and uncertainties. When used in this announcement, the words “anticipate,” “believe,” “estimate,” “expect,” “expectation,” “should,” “would,” “project,” “plan,” “predict,” “intend” and similar expressions are intended to identify such forward-looking statements. Our actual results could differ materially from those projected in the forward-looking statements. Additionally, you should not consider past results to be an indication of our future performance. For a discussion of risk factors that may affect our results, see the “Risk Factors That May Affect Future Results” section of our filings with the Securities and Exchange Commission, including but not limited to our Annual Report on Form 10-K, as amended; Quarterly Reports on Form 10-Q; and Registration Statement on Form S-3 (SEC File No. 333-191143). We do not intend to update any of the forward-looking statements after the date of this announcement to conform these statements to actual results, to changes in management’s expectations or otherwise, except as may be required by law.